Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

POORE BROTHERS, INC.

Poore Brothers, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 1995.

SECOND:  A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 2, 1995.

THIRD:  The Board of Directors of the Corporation has duly and unanimously adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended:

RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended pursuant to Section 242 of the Delaware General Corporation Law by striking Article FOURTH (relating to the authorized capital stock of the Corporation) in its entirety, and replacing therefor a new Article FOURTH as follows:

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Fifty Thousand (50,050,000) shares, consisting of:

(a)     Fifty Thousand (50,000) shares of preferred stock, par value $100 per share (the “Preferred Stock”); and

(b)     Fifty Million (50,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

FIFTH: That at a meeting of the stockholders of the Corporation held on October 6, 1999, the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation approved the amendment to the Certificate of Incorporation, as amended, set forth in this Certificate of Amendment.

SIXTH:  That this Amendment to the Certificate of Incorporation, as amended, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment of the Certificate of Incorporation, as amended, to be signed by its President and attested by its Secretary as of this 7th day of October, 1999.

POORE BROTHERS, INC.

By:
Eric J. Kufel
President

ATTEST:

By:
Thomas W. Freeze
Secretary